Exhibit 10.1

FIRST AMENDMENT

TO

WARRANT AGREEMENT

THIS FIRST AMENDMENT TO WARRANT AGREEMENT dated as of September 21, 2009 (this “First Amendment”) is made and entered into by and between WACCAMAW BANKSHARES, INC., a North Carolina corporation (“Waccamaw”) and FIRST-CITIZENS BANK & TRUST COMPANY, a North Carolina banking corporation (“First-Citizens”).

RECITALS

1. Waccamaw and First-Citizens entered into a Warrant Agreement dated as of September 18, 2006, whereby Waccamaw appointed First-Citizens to act on its behalf in connection with (i) the issuance, transfer, and exchange of certificates representing warrants to purchase Waccamaw’s common stock (the “Warrants”), (ii) the exercise of the Warrants by the holders thereof (together with any registered successors or assigns, the “Holders”), and (iii) the adjustment of the Warrants in certain events.

2. Pursuant to section 14 of the Warrant Agreement, Waccamaw and First-Citizens may by supplemental agreement make any changes or corrections to the Warrant Agreement that they deem necessary or desirable and which shall not adversely affect the purchase or other material rights of the Holders of Warrant Certificates.

3. Waccamaw and First-Citizens desire to amend the Warrant Agreement to extend the period during which the Warrants may be exercised until September 30, 2014.

TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section 4.1 of the Warrant Agreement shall be amended and restated to extend the exercise period of the Warrants, such amended and restated section 4.1 to read in its entirety as follows:

4.1 Exercise Period. The Warrants may be exercised at any time commencing after September 30, 2006 (the “Initial Exercise Date”) but not later than 5:00 P.M., Eastern Time, on September 30, 2014 (the “Expiration Date”). If the Expiration Date is not a Business Day, it shall automatically be extended to 5:00 P.M. on the next day which is a Business Day. Business Day means any day other than a Saturday, Sunday, or holiday on which banks in North Carolina are authorized by law to close.

2. Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings given to such terms in the Warrant Agreement.

3. Except as set forth above, all other provisions of the Warrant Agreement shall remain in full force and effect.

4. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Warrant Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this First Amendment to the Warrant Agreement to be dated as of the date and year first above written.

WACCAMAW BANKSHARES, INC.

	By:	/s/ James G. Graham
James G. Graham
President and Chief Executive Officer

[Corporate Seal]

FIRST-CITIZENS BANK & TRUST COMPANY

	By:	/s/ James D. Millen, Jr.
James D. Millen, Jr.
Senior Vice President